EXHIBIT 21.1

SUBSIDIARIES OF WORLD WASTE TECHNOLOGIES, INC.

WORLD WASTE TECHNOLOGIES, INC. SUBSIDIARES

As of December 31, 2004

World Waste of America, Inc.

World Waste of Anaheim, Inc.

World Waste of California, Inc.

World Waste Operations, Inc.